Exhibit 107

Form S-8

(Form Type)

OMNIQ Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class Of Securities To Be Registered	Fee Calculation Rule	Amount of Securities to be Registered [1]	Proposed Maximum Offering Price[2]	Proposed Maximum Aggregate Offering Price[2]	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Rule 457(c)	952,500	$5.29	$5,038,725.00	$110.20 per $1,000,000	$555.27
Total Offering Amounts					$5,038,725.00		$555.27
Total Fee Offsets							$0.00
Net Fee Due							$555.27

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that may become issuable under the Registrant’s 2021 Equity Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $5.10 (high) and $5.48 (low) sale price of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on February 2, 2023, which date is within five business days prior to filing this Registration Statement.